EXHIBIT 99.1

CORRECTING AND REPLACING -- Weyco Reports Record Earnings

MILWAUKEE, Feb. 25, 2008 (PRIME NEWSWIRE) -- In a release issued earlier today under the same headline, the cash dividend said to have been declared on February 5 was actually declared on February 4, to shareholders of record on February 19 instead of February 20, and will be payable on April 1, instead of April 2. The corrected release follows:

Weyco Group, Inc. (Nasdaq:WEYS) today announced financial results for the quarter and full year 2007.

FOURTH QUARTER

Net sales were $62.2 million compared with $60.6 million in 2006, an increase of 3%. Net earnings were $7.8 million, up from $7.7 million during the same period in 2006. Diluted earnings per share were up 3% to $.66 in 2007 from $.64 in 2006.

Net sales in the wholesale division, which include wholesale sales and licensing revenues, were $52.8 million compared with $51.2 million in 2006. Wholesale sales were $51.5 million in 2007, up 3% from $50.0 million in 2006. Licensing revenues were $1.3 million in 2007 and $1.2 million in 2006. Sales of the Company's Florsheim and Stacy Adams brands grew 5% and 11%, respectively. Sales of the Company's Nunn Bush brand were down 3%. The increase in Florsheim sales was due entirely to sales in Canada, resulting from the transition in Canada from a licensing business to a wholesale business on January 1, 2007. Florsheim U.S. sales were down 3% for the quarter.

Retail sales were flat in the fourth quarter of 2007, as compared with 2006. Same store sales were down 2%.

Operating earnings were $11.6 million, down 2% from $11.9 million in the prior year. Operating earnings as a percent of net sales were 18.7% in 2007 compared with 19.6% in 2006.

FULL YEAR 2007

Net sales of $232.6 million were up 5% compared with $221.0 million in the prior year. Net earnings were a record $22.9 million, up 5% from $21.9 million in 2006. Diluted earnings per share were $1.91 in 2007 and $1.81 last year.

Net sales in the wholesale division, which include wholesale sales and licensing revenues, were $201.5 million compared with $191.3 million in 2006. Wholesale sales were $197.4 million in 2007, up 5% from $187.2 million in 2006. Licensing revenues were $4.1 million in 2007 and 2006. Sales of the Company's Florsheim brand increased 14%, and sales of the Stacy Adams brand increased 5%. Sales of the Company's Nunn Bush brand were down 2% in 2007. The increase in Florsheim sales was due principally to the previously discussed change in Canadian distribution. Florsheim U.S. sales were up 4% for the year.

Retail sales increased 5% in 2007 to $31.1 million, up from $29.8 million in 2006. Same store sales were up 2%.

Operating earnings of $34.1 million increased 2% from $33.4 million in the prior year. Operating earnings as a percent of net sales were 14.7% in 2007 and 15.1% in 2006.

The Company's balance sheet remains strong at December 31, 2007. The Company's cash and marketable securities totaled $56.8 million at the end of 2007, as compared to $57.3 million in 2006. The Company's borrowings under its revolving credit agreement were $550,000 compared with $11.0 million in 2006. The Company's excess of cash and marketable securities over borrowings was $56.2 million at December 31, 2007, compared with $46.3 million at December 31, 2006.

"We are very pleased that 2007 was a record year for Weyco Group in terms of both sales and profits," stated Tom Florsheim, Jr. Chairman and CEO of Weyco Group. "With that said, we started to see a slow down of retail footwear sales at our customers and in our own stores during the second half of the year, particularly in the fourth quarter. We feel that the slow down that we are seeing is caused by general economic factors, and that our brands are well positioned to grow over the long term."

The Company's Board of Directors declared a cash dividend on February 4, 2008 of $.11 per share to all shareholders of record on February 19, 2008, payable April 1, 2008.

Weyco Group will host a conference call on Tuesday, February 26, 2008 at 11:00 a.m. Eastern Time to discuss the fourth quarter and year end 2007 financial results in more detail. To participate in the call please dial (888) 680-0892 or (617) 213-4858, referencing passcode #47712490, ten minutes before the start of the call. A replay will be available for one week beginning about one hour after the completion of the call by dialing (888) 286-8010 or (617) 801-6888, referencing passcode #23397788. Alternatively, the conference call and replay will be available by visiting the investor relations section of Weyco Group's website at www.weycogroup.com.

Weyco Group, Inc., designs and markets moderately priced and better-grade men's branded footwear for casual, fashion, and dress lifestyles. The principal brands of shoes sold by the Company are Florsheim, Nunn Bush, and Stacy Adams. The Company also operates a number of retail stores in the U.S. and Europe.

This press release contains certain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Various factors could cause the results of Weyco Group to be materially different from any future results expressed or implied by such forward-looking statements. Such factors include, but are not limited to the Company's ability to: (i) successfully market and sell its products in a highly competitive industry and in view of changing consumer trends, consumer acceptance of products and other factors affecting retail market conditions; (ii) procure its products from independent manufacturers; and (iii) other factors, including those detailed from time to time in Weyco Group's filings made with the SEC. Except as required by law, Weyco Group undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

 WEYCO GROUP, INC. AND SUBSIDIARIES
 CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)

                  For the Quarter Ended       For the Year Ended
                       December 31,               December 31,
                 ------------------------  --------------------------
                     2007         2006         2007         2006
                 -----------  -----------  ------------  ------------

 NET SALES       $62,225,011  $60,563,120  $232,616,656  $221,047,487

 COST OF SALES    36,369,218   34,343,337   143,199,303   135,734,547
                 -----------  -----------  ------------  ------------
   Gross
    earnings      25,855,793   26,219,783    89,417,353    85,312,940

 SELLING AND
  ADMINISTRATIVE
  EXPENSES        14,228,019   14,321,282    55,285,340    51,868,545
                 -----------  -----------  ------------  ------------
   Earnings from
    operations    11,627,774   11,898,501    34,132,013    33,444,395

 INTEREST  INCOME    530,068      472,598     2,158,983     1,940,976

 INTEREST EXPENSE    (65,215)    (165,882)     (352,905)     (608,447)

 OTHER INCOME AND
  EXPENSE, net        17,527       15,875        24,891        13,627
                 -----------  -----------  ------------  ------------
   Earnings
    before
    provision
    for income
    taxes         12,110,154   12,221,092    35,962,982    34,790,551

 PROVISION FOR
  INCOME TAXES     4,287,000    4,485,000    13,062,000    12,935,000
                 -----------  -----------  ------------  ------------

   Net earnings  $ 7,823,154  $ 7,736,092  $ 22,900,982  $ 21,855,551
                 ===========  ===========  ============  ============

 BASIC EARNINGS
  PER SHARE             $.68         $.66         $1.98         $1.88
                 ===========  ===========  ============  ============

 DILUTED EARNINGS
  PER SHARE             $.66         $.64         $1.91         $1.81
                 ===========  ===========  ============  ============

 CONSOLIDATED CONDENSED BALANCE SHEETS (Unaudited)
 December 31, 2007 and 2006

                                               2007          2006
                                           ------------  ------------
 ASSETS
 CURRENT ASSETS:
   Cash and cash equivalents               $  7,858,677  $ 15,314,140
   Marketable securities, at
    amortized cost                            5,603,858     1,600,871
   Accounts receivable, net                  35,964,696    30,641,632
   Inventories                               44,632,321    51,000,849
   Deferred income tax benefits                 475,162       949,109
   Prepaid expenses and other
    current assets                            3,301,054     1,715,859
                                           ------------  ------------
     Total current assets                    97,835,768   101,222,460
 MARKETABLE SECURITIES, at amortized cost    43,330,715    40,361,296
 OTHER ASSETS                                 9,440,367     8,725,346
 PLANT AND EQUIPMENT, net                    28,676,728    28,445,900
 TRADEMARK                                   10,867,969    10,867,969
                                           ------------  ------------
                                           $190,151,547  $189,622,971
                                           ============  ============

 LIABILITIES AND SHAREHOLDERS' INVESTMENT
 CURRENT LIABILITIES:
   Short-term borrowings                   $    550,000  $ 10,957,518
   Accounts payable                          10,541,233    12,398,740
   Dividend payable                           1,270,207     1,054,354
   Accrued liabilities  -
    Wages, salaries and commissions           2,254,045     1,852,305
    Taxes, other than income taxes              724,993       858,294
    Other                                     5,047,335     5,719,668
    Accrued income taxes                        715,484        72,907
                                           ------------  ------------
     Total current liabilities               21,103,297    32,913,786
                                           ------------  ------------
 LONG-TERM PENSION LIABILITY                  6,042,961     6,620,842
 DEFERRED INCOME TAX LIABILITIES              2,247,701     1,915,869
 SHAREHOLDERS' INVESTMENT:
   Common Stock                              11,534,059     9,129,256
   Class B Common Stock                              --     2,585,087
   Capital in excess of par                  10,787,927     7,576,096
   Reinvested earnings                      142,774,698   134,264,076
   Accumulated other comprehensive income    (4,339,096)   (5,382,041)
                                           ------------  ------------
     Total shareholders' investment         160,757,588   148,172,474
                                           ------------  ------------
                                           $190,151,547  $189,622,971
                                           ============  ============

 CONSOLIDATED STATEMENTS
 OF CASH FLOWS (Unaudited)
 For the years ended December 31, 2007 and 2006

                                               2007          2006
                                           ------------  ------------
 CASH FLOWS FROM OPERATING ACTIVITIES:
   Net earnings                            $ 22,900,982  $ 21,855,551
   Adjustments to reconcile net earnings
    to net cash provided by operating
    activities  -
     Depreciation                             2,484,414     2,205,979
     Amortization                                90,010        75,065
     Deferred income taxes                       79,734       517,973
     Long-term incentive compensation           316,511        25,213
     Pension contribution                            --    (1,000,000)
     Pension expense                          1,359,123     1,185,822
     Gain on sale of assets                     (14,632)         (728)
     Increase in cash surrender value of
      life insurance                           (681,356)     (643,291)
   Changes in operating assets
    and liabilities  -
     Accounts receivable                     (5,323,064)   (2,798,584)
     Inventories                              6,368,528   (12,452,247)
     Prepaids and other assets               (1,555,538)     (293,982)
     Accounts payable                        (1,857,507)      175,833
     Accrued liabilities and other             (685,110)    1,908,906
     Accrued income taxes                       669,577    (1,148,516)
                                           ------------  ------------
       Net cash provided by operating
        activities                           24,151,672     9,612,994
                                           ------------  ------------

 CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of marketable securities         (8,405,737)  (17,813,940)
   Proceeds from maturities of
    marketable securities                     1,343,321     6,942,114
   Purchase of plant and equipment           (2,727,362)   (3,185,862)
   Proceeds from sales of plant
    and equipment                                76,632         1,737
                                           ------------  ------------
       Net cash used for
        investing activities                 (9,713,146)  (14,055,951)
                                           ------------  ------------

 CASH FLOWS FROM FINANCING ACTIVITIES:
   Cash dividends paid                       (4,655,745)   (3,717,899)
   Shares purchased and retired              (9,924,502)   (5,197,875)
   Proceeds from stock options exercised      1,853,250     2,937,888
   Net (repayments) borrowings under
    revolving credit facilities             (10,407,518)    1,405,014
   Income tax benefits from share-based
    compensation                              1,240,526     1,549,056
                                           ------------  ------------
       Net cash used for
        financing activities                (21,893,989)   (3,023,816)
                                           ------------  ------------
   Net decrease in cash and
    cash equivalents                         (7,455,463)   (7,466,773)
                                           ------------  ------------

 CASH AND CASH EQUIVALENTS, at
  beginning of year                        $ 15,314,140  $ 22,780,913
                                           ------------  ------------

 CASH AND CASH EQUIVALENTS,
  at end of year                           $  7,858,677  $ 15,314,140
                                           ============  ============
 SUPPLEMENTAL CASH FLOW INFORMATION:
   Income taxes paid, net of refunds       $ 10,901,122  $ 11,796,993
   Interest paid                           $    399,770  $    576,004

CONTACT: Weyco Group, Inc.
         John Wittkowske, Senior VP and CFO
         414-908-1880